Service Corporation International Announces Second Quarter 2017 Financial Results And Raises Guidance For 2017

- Conference call on Thursday, July 27, 2017, at 8:00 a.m. Central Time.

HOUSTON, July 26, 2017 /PRNewswire/ -- Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, reported results for the second quarter of 2017. Our unaudited consolidated financial statements can be found at the end of this press release. The table below summarizes our key financial results:

(In millions, except for per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$773.2	$751.4	$1,551.0	$1,500.6
Operating income	$143.6	$94.5	$283.2	$218.2
Net income attributable to common stockholders	$68.5	$15.6	$243.2	$63.1
Diluted earnings per share	$0.36	$0.08	$1.26	$0.32
Earnings excluding special items(1)	$67.5	$55.8	$140.5	$111.1
Diluted earnings per share excluding special items(1)	$0.35	$0.28	$0.73	$0.56
Diluted weighted average shares outstanding	192.1	196.7	192.5	197.5
Net cash provided by operating activities	$35.8	$40.8	$224.2	$225.5
Net cash provided by operating activities excluding special items(1)	$76.3	$68.7	$264.7	$258.6

(1)

Earnings excluding special items, diluted earnings per share excluding special items, and net cash provided by operating activities excluding special items are non-GAAP financial measures. These items are also referred to as "adjusted earnings per share" and "adjusted operating cash flow". A reconciliation from net income attributable to common stockholders, diluted earnings per share, and net cash provided by operating activities computed in accordance with generally accepted accounting principles in the United States (GAAP) can be found later in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

Quarterly Highlights:

  Diluted earnings per share were $0.36 in the second quarter of 2017 compared to $0.08 in the second quarter of 2016. The second quarter of 2016 was negatively impacted by losses on business dispositions and losses on the early extinguishment of debt. Diluted earnings per share excluding special items was $0.35 in the second quarter of 2017 compared to $0.28 in the second quarter of 2016. The increase in diluted earnings per share excluding special items was primarily driven by higher operating profits led by a double-digit increase in cemetery revenue. These results were also bolstered by effective cost management, a lower tax rate, and fewer shares outstanding resulting from our ongoing share repurchase program.
  Net cash provided by operating activities was $35.8 million in the second quarter of 2017 compared to $40.8 million in the second quarter of 2016. The second quarter of 2016 was impacted by system transition costs and excess tax benefits from share-based awards, and premiums paid on early extinguishment which reduced cash provided by operating activities. The second quarter of 2017 was impacted by an IRS tax settlement payment and a pension settlement payment. Net cash provided by operating activities excluding special items in both periods as noted above was $76.3 million in the second quarter of 2017 compared to $68.7 million in the prior year quarter. The cash flow generated from earnings growth in the second quarter of 2017 was partially offset by higher expected recurring cash tax payments.
  During the second quarter, we returned $64.7 million to shareholders through a combination of share repurchases and dividends and deployed $22.1 million of capital primarily to accretive acquisitions and the construction of new funeral homes.

Tom Ryan, the Company's Chairman and Chief Executive Officer, commented on the second quarter of 2017:

"We are pleased to deliver another solid quarter reporting a 25% increase in adjusted earnings per share and an 11% increase in adjusted operating cash flow. Growth in cemetery revenue, effective funeral and cemetery cost management and a lower tax rate were the primary drivers of our double-digit adjusted EPS growth in the quarter. As a result of our strong performance in the first half of 2017, we are increasing our full year guidance for both adjusted earnings per share and adjusted operating cash flow to $1.42 to $1.52 per share and $480 million to $520 million, respectively. I would like to thank all 23,000 associates as these results could not have been achieved without the hard work and dedication of our entire team. In the second half of the year, we will continue to focus on growing our revenues by remaining relevant with the consumer, driving future market share by growing our preneed sales, continuing to leverage our increasing scale and deploying capital to enhance shareholder value."

OUTLOOK FOR 2017

Our revised outlook for Diluted earnings per share from continuing operations excluding special items is anticipated to exceed our expected long-term growth framework of 8%-12% after special items in 2016 and also includes an additional two cent benefit in the back half of the year from tax benefits recognized on the anticipated settlement of employee share-based awards. Additionally, our updated outlook for Net cash provided by operating activities excluding special items reflects expected cash tax payments of $140 million to $145 million, which is approximately $10 million lower than our original expectations.

Our revised outlook for potential earnings and cash flow in 2017 is as follows:

(In millions, except per share amounts)	Original 2017 Outlook	Revised 2017 Outlook
Diluted earnings per share excluding special items (Adjusted EPS)(1)	$1.29 to $1.43	$1.42 to $1.52
Net cash provided by operating activities excluding special items (Adjusted Operating Cash Flow)(1)	$465 to $505	$480 to $520
Capital improvements at existing facilities and cemetery development expenditures	Approximately $180	Approximately $180

(1)

Diluted earnings per share excluding special items and Net cash provided by operating activities excluding special items are non-GAAP financial measures. We normally reconcile these non-GAAP financial measures from diluted earnings per share and net cash provided by operating activities; however, diluted earnings per share and net cash provided by operating activities calculated in accordance with GAAP are not currently accessible on a forward-looking basis. Our outlook for 2017 excludes the following because this information is not currently available for 2017: Gains or losses associated with asset divestitures, gains or losses associated with the early extinguishment of debt, potential tax reserve adjustments and IRS settlement payments, acquisition and integration costs, system implementation and transition costs, and potential costs associated with settlements of litigation or the recognition of receivables for insurance recoveries associated with litigation. The foregoing items, especially gains or losses associated with asset divestitures and potential tax reserve adjustments, could materially impact our forward-looking diluted EPS and/or our net cash provided by operating activities calculated in accordance with GAAP, consistent with the historical disclosures found in this press release under the headings "Cash Flow and Capital Spending" and "Non-GAAP Financial Measures".

REVIEW OF RESULTS FOR SECOND QUARTER 2017

Consolidated Segment Results (See definitions of revenue line items later in this earnings release.)

(In millions, except funeral services performed and average revenue per service)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Funeral:
Atneed revenue	$249.1	$260.4	$520.9	$537.9
Matured preneed revenue	138.3	130.8	290.1	270.2
Core revenue	387.4	391.2	811.0	808.1
Non-funeral home revenue	11.7	10.7	24.0	22.1
Recognized preneed revenue	30.2	29.3	62.2	58.3
Other revenue	29.6	35.9	60.4	70.8
Total revenue	$458.9	$467.1	$957.6	$959.3

Operating profit	$92.1	$89.4	$204.7	$196.6
Operating margin percentage	20.1%	19.1%	21.4%	20.5%

Funeral services performed	75,566	75,638	158,484	157,836
Average revenue per service	5,281	$5,313	5,269	5,260

Cemetery:
Atneed revenue	$80.5	$79.1	$162.1	$156.7
Recognized preneed revenue	208.2	179.8	386.1	333.2
Core revenue	288.7	258.9	548.2	489.9
Other revenue	25.7	25.4	45.1	51.4
Total revenue	$314.4	$284.3	$593.3	$541.3

Operating profit	$91.4	$72.6	$155.9	$128.3
Operating margin percentage	29.1%	25.5%	26.3%	23.7%

Comparable Funeral Results

The table below details comparable funeral results of operations ("same store") for the three months ended June 30, 2017 and 2016. We consider comparable operations to be those owned for the entire period beginning January 1, 2016 and ending June 30, 2017.

(Dollars in millions, except average revenue per service and average revenue per contract sold)	Three Months Ended June 30,
	2017	2016	$	%
Comparable revenue:
Atneed revenue(1)	$244.1	$253.9	$(9.8)	(3.9)%
Matured preneed revenue(2)	136.2	128.2	8.0	6.2%
Core revenue(3)	380.3	382.1	(1.8)	(0.5)%
Non-funeral home revenue(4)	11.7	10.7	1.0	9.3%
Recognized preneed revenue(5)	30.2	29.1	1.1	3.8%
Other revenue(6)	29.5	34.5	(5.0)	(14.5)%
Total comparable revenue	$451.7	$456.4	$(4.7)	(1.0)%

Comparable operating profit	$91.9	$88.5	$3.4	3.8%
Comparable operating margin percentage	20.3%	19.4%	0.9%	4.6%

Comparable funeral services performed:
Atneed	41,930	42,841	(911)	(2.1)%
Matured preneed	22,917	21,937	980	4.5%
Total core	64,847	64,778	69	0.1%
Non-funeral home	9,669	9,440	229	2.4%
Total comparable funeral services performed	74,516	74,218	298	0.4%
Core cremation rate	46.7%	45.6%	1.1%	2.4%
Total comparable cremation rate	53.5%	52.3%	1.2%	2.3%

Comparable average revenue per service:
Atneed	$5,822	$5,927	$(105)	(1.8)%
Matured preneed	5,943	5,844	99	1.7%
Total core	5,865	5,899	(34)	(0.6)%
Non-funeral home	1,210	1,133	77	6.8%
Total comparable average revenue per service	$5,261	$5,293	$(32)	(0.6)%

Comparable preneed sales production:
Total preneed sales	$212.1	$218.2	$(6.1)	(2.8)%
Core contracts sold	28,035	29,304	(1,269)	(4.3)%
Non-funeral home contracts sold	17,640	17,576	64	0.4%
Core revenue per contract sold	$6,053	$6,092	$(39)	(0.6)%
Non-funeral home revenue per contract sold	$2,402	$2,256	$146	6.5%

(1)	Atneed revenue represents merchandise and services sold and delivered or performed once death has occurred.
(2)	Matured preneed revenue represents merchandise and services sold on a preneed contract through our core funeral homes and delivered or performed once death has occurred.
(3)	Core revenue represents the sum of merchandise and services sold on an atneed contract or preneed contract and delivered or performed once death has occurred through our core funeral homes.
(4)	Non-funeral home revenue represents services sold on a preneed or atneed contract through one of our non-funeral home sales channels (e.g. SCI Direct) and performed once death has occurred.
(5)	Recognized preneed revenue represents merchandise and travel protection sold on a preneed contract and delivered before death has occurred.
(6)

Other revenue primarily comprises general agency revenue, which is commissions we receive from third-party insurance companies for life insurance policies sold to preneed customers for the purpose of funding preneed arrangements.

  Total comparable funeral revenue decreased by $4.7 million, or 1.0%, in the second quarter of 2017 compared to the same period of 2016, primarily due to the decrease in general agency revenue driven by lower preneed funeral insurance production.
  The $1.8 million core revenue decrease was primarily the result of a 0.1% increase in core services performed being offset by a 0.6% decrease in core average revenue per service. Organic sales average growth of 0.3% was offset by a 110 basis point increase in the core cremation mix to 46.7%.
  Recognized preneed revenue increased $1.1 million, or 3.8%, primarily driven by an increase in both the number of contracts sold through our non-funeral home sales channel and the average price per contract.
  Comparable funeral operating profit increased $3.4 million to $91.9 million and the operating margin percentage increased 90 basis points to 20.3%, which is primarily the result of lower selling costs on lower preneed sales production coupled with effective cost management.
  Comparable preneed funeral sales production decreased $6.1 million, or 2.8%, in the second quarter of 2017 compared to 2016. The decline in comparable preneed funeral sales production was primarily due to a $15.7 million decrease in core preneed funeral insurance production offset by a $7.8 million increase in core preneed funeral trust production. This resulted primarily from sales counselor productivity metrics being introduced into our sales personnel compensation plans, which resulted in a more acute emphasis on preneed cemetery property sales as well as terminally imminent preneed funeral trust sales.

Comparable Cemetery Results

The table below details comparable cemetery results of operations ("same store") for the three months ended June 30, 2017 and 2016. We consider comparable operations to be those owned for the entire period beginning January 1, 2016 and ending June 30, 2017.

(Dollars in millions)	Three Months Ended June 30,
	2017	2016	$	%
Comparable revenue:
Atneed revenue(1)	$80.0	$79.1	$0.9	1.1%
Recognized preneed revenue(2)	207.4	179.8	27.6	15.4%
Core revenue(3)	287.4	258.9	28.5	11.0%
Other revenue(4)	25.6	25.4	0.2	0.8%
Total comparable revenue	$313.0	$284.3	$28.7	10.1%

Comparable operating profit	$91.5	$72.8	$18.7	25.7%
Comparable operating margin percentage	29.2%	25.6%	3.6%	14.1%

Comparable preneed and atneed sales production:
Property	$173.1	$166.0	$7.1	4.3%
Merchandise and services	140.8	136.9	3.9	2.8%
Other	(0.5)	(1.9)	1.4	73.7%
Preneed and atneed sales production	$313.4	$301.0	$12.4	4.1%
Preneed property production	$150.3	$144.6	$5.7	3.9%

Recognition rate(5)	91.7%	86.0%

(1)	Atneed revenue represents property, merchandise, and services sold and delivered or performed once death has occurred.
(2)

Recognized preneed revenue represents property, merchandise, and services sold on a preneed contract that have been delivered or performed and includes the related merchandise and service trust fund income.

(3)	Core revenue represents the sum of property, merchandise, and services that have been delivered or performed as well as the related merchandise and service trust fund income.
(4)	Other revenue is primarily related to endowment care trust fund income, royalty income, and interest and finance charges earned from customer receivables on preneed installment contracts.
(5)	Represents the ratio of current period core revenue recognition stated as a percentage of current period preneed and atneed sales production.

  Comparable cemetery revenue grew $28.7 million, or 10.1%, in the second quarter of 2017 compared to 2016, led by an increase in recognized preneed revenue of $27.6 million, or 15.4%. The growth over the prior year quarter is primarily due to increases in both the sales and recognition of cemetery property, as well as increases in cemetery merchandise delivered during the quarter.
  Comparable preneed cemetery sales production increased $12.1 million, or 5.5%, quarter over quarter. The growth over the prior year quarter is due primarily to our continued momentum in large cemetery property sales.
  Comparable cemetery operating profit increased $18.7 million to $91.5 million and the operating margin percentage increased 360 basis points to 29.2%. The $18.7 million increase in comparable cemetery operating profit was primarily the result of high margin core revenue growth when taking into account our fixed cost structure.

Other Financial Results

  General and administrative expenses increased $3.8 million to $40.6 million in the second quarter of 2017. The current quarter includes an increase of $1.1 million due to certain pension termination settlements. The prior year quarter included $4.9 million of system transition costs primarily related to our 2016 implementation of a new general ledger system. Excluding these costs in both periods, general and administrative expenses increased $7.5 million compared to the prior year quarter due to higher insurance claims and increased costs related to the company's long-term incentive compensation program primarily tied to improvements in total shareholder return.
  The effective income tax rate for the second quarter of 2017 was 32.5%, down from the prior year second quarter rate of 51.3% for 2016. The higher effective tax rate for the prior year quarter was the result of non-deductible goodwill related to funeral home divestitures. Our adjusted effective income tax rate was 33.6% in the second quarter of 2017 compared to 37.7% in the prior year quarter. The reduction in our adjusted effective income tax rate was primarily the result of tax benefits recognized during the quarter on the settlement of employee share-based awards in accordance with a revised accounting standard for share-based compensation (A).

Footnotes

(A) In the first quarter of 2017, as required, the Company adopted ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting," which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital. This ASU guidance also eliminates the requirement to reclassify excess tax benefits from operating activities to financing activities within the statement of cash flows. The impact of the restricted stock deliveries and option exercises in the second quarter of 2017 was a reduction to our adjusted provision for income taxes of $2.9 million, which had the effect of increasing our diluted earnings per share excluding special items by approximately $0.02 per share. The impact of the restricted stock deliveries and option exercises in the first half of 2017 was a reduction to our adjusted provision for income taxes of $9.3 million, which had the effect of increasing our diluted earnings per share excluding special items by approximately $0.05 per share.

Cash Flow and Capital Spending

Set forth below is a reconciliation of our reported net cash provided by operating activities prepared in accordance with GAAP to net cash provided by operating activities excluding special items (or sometimes referred to as adjusted operating cash flow). We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities, as reported	$35.8	$40.8	$224.2	$225.5
Add: Pension Settlement	6.3	—	6.3	—
Add: Premiums paid on early extinguishment of debt	—	20.5	—	20.5
Add: System and process transition costs	—	5.4	—	8.3
Add: Excess tax benefits from share based awards	—	2.0	—	4.3
Add: IRS tax settlement payments	34.2	—	34.2	—
Net cash provided by operating activities excluding special items	$76.3	$68.7	$264.7	$258.6
Cash taxes included in net cash provided by operating activities excluding special items	$64.3	$54.1	$83.3	$61.2

Net cash provided by operating activities excluding special items was $76.3 million in the second quarter of 2017 compared to $68.7 million in the prior year quarter. We experienced growth in our cash flows generated from increased earnings in the quarter, which was partially offset by an expected increase in recurring cash taxes of $10.2 million and other working capital uses.

A summary of our capital expenditures is set forth below:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Capital improvements at existing locations	$24.9	$22.3	$42.4	$41.4
Development of cemetery property	15.9	15.3	33.0	34.9
Subtotal	40.8	37.6	75.4	76.3
Construction of new funeral home facilities	4.4	3.9	10.0	6.9
Total capital expenditures	$45.2	$41.5	$85.4	$83.2

Total capital expenditures increased in the current quarter by $3.7 million as we spent more on infrastructure improvements to remain relevant and on accretive new funeral home construction opportunities.

TRUST FUND RETURNS

Total trust fund returns include realized and unrealized gains and losses, interest, and dividends. A summary of our consolidated trust fund returns for the three and six months ended June 30, 2017 is set forth below:

	Three Months	Six Months
Preneed funeral	3.5%	8.1%
Preneed cemetery	3.4%	8.4%
Cemetery perpetual care	1.8%	4.4%
Combined trust funds	2.9%	6.9%

NON-GAAP FINANCIAL MEASURES

Earnings excluding special items and diluted earnings per share excluding special items shown above are non-GAAP financial measures. We believe these non-GAAP financial measures provide a consistent basis for comparison between quarters and better reflect the performance of our core operations, as they are not influenced by certain income or expense items not affecting continuing operations. We also believe these measures help facilitate comparisons to our competitors' operating results.

Set forth below is a reconciliation of our reported net income attributable to common stockholders to earnings excluding special items and our GAAP diluted earnings per share to diluted earnings per share excluding special items. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

(In millions, except diluted EPS)	Three Months Ended June 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$68.5	$0.36	$15.6	$0.08
Pre-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(0.8)	(0.01)	30.6	0.16
Losses on early extinguishment of debt	—	—	21.9	0.11
System transition costs	—	—	4.9	0.02
Pension termination settlements	1.1	0.01	—	—
Tax reconciling items:
Tax benefit from special items noted above	—	—	(18.7)	(0.10)
Change in certain tax reserves and other (1)	(1.3)	(0.01)	1.5	0.01
Earnings excluding special items and diluted earnings per share excluding special items	$67.5	$0.35	$55.8	$0.28

Diluted weighted average shares outstanding (in thousands)		192,138		196,718

(In millions, except diluted EPS)	Six Months Ended June 30,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$243.2	$1.26	$63.1	$0.32
Pre-tax reconciling items:
(Gains) losses on divestitures and impairment charges, net	(5.7)	(0.03)	31.0	0.16
Losses on early extinguishment of debt	—	—	22.5	0.11
Acquisition and integration costs	—	—	5.5	0.03
System transition costs	—	—	9.0	0.05
Pension termination settlements	12.8	0.07	—	—
Tax reconciling items:				—
Tax benefit from special items noted above	(2.6)	(0.01)	(22.7)	(0.12)
Change in certain tax reserves and other (1)	(107.2)	(0.56)	2.7	0.01
Earnings excluding special items and diluted earnings per share excluding special items	$140.5	$0.73	$111.1	$0.56

Diluted weighted average shares outstanding (in thousands)		192,511		197,463

(1)	2017 is primarily impacted by the settlement of IRS tax audits related to tax years 1999-2005. Please see our Form 8-K filed on March 6, 2017 for more information.

Conference Call and Webcast

We will host a conference call on Thursday, July 27, 2017, at 8:00 a.m. Central Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (847) 619-6396 with the passcode of 45285085. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com. A replay of the conference call will be available through August 3, 2017 and can be accessed at (630) 652-3042 with the passcode of 45285085#. Additionally, a replay of the conference call will be available on our website for approximately two weeks.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict" that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

  Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities, and mutual funds, which are affected by market conditions that are beyond our control.
  We may be required to replenish our affiliated funeral and cemetery trust funds to meet minimum funding requirements, which would have a negative effect on our earnings and cash flow.
  Our ability to execute our strategic plan depends on many factors, some of which are beyond our control.
  Our credit agreements contain covenants that may prevent us from engaging in certain transactions.
  If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we may be required to make material cash payments to fund certain trust funds.
  The funeral and cemetery industry is competitive.
  Increasing death benefits related to preneed contracts funded through life insurance contracts may not cover future increases in the cost of providing a price-guaranteed service.
  The financial condition of third-party insurance companies that fund our preneed funeral contracts may impact our future revenue.
  Unfavorable results of litigation could have a material adverse impact on our financial statements.
  Unfavorable publicity could affect our reputation and business.
  If the number of deaths in our markets declines, our cash flows and revenue may decrease.
  If we are not able to respond effectively to changing consumer preferences, our market share, revenue, and profitability could decrease.
  The continuing upward trend in the number of cremations performed in North America could result in lower revenue, gross profit, and cash flows.
  Our funeral home and cemetery businesses are high fixed-cost businesses.
  Regulation and compliance could have a material adverse impact on our financial results.
  Cemetery burial practice legal claims could have a material adverse impact on our financial results.
  We use a combination of insurance, self-insurance, and large deductibles in managing our exposure to certain inherent risks; as such, we could be exposed to unexpected costs that could negatively affect our financial performance.
  A number of years elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.
  Declines in overall economic conditions beyond our control could reduce future potential earnings and cash flows and could result in future impairments to goodwill and/or other intangible assets.
  Any failure to maintain the security of the information relating to our customers, their loved ones, our associates, and our vendors could damage our reputation, could cause us to incur substantial additional costs and to become subject to litigation, and could adversely affect our operating results.
  Our Canadian business exposes us to operational, economic, and currency risks.
  Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and may prevent us from fulfilling our obligations under our indebtedness.
  We rely extensively on information technology systems, some of which are managed or provided by third-party service providers, to analyze, process, store, manage, and protect transactions and data.
  Failure to maintain effective internal control over financial reporting could adversely affect our results of operations, investor confidence, and our stock price.
  The application of unclaimed property laws by certain states to our preneed funeral and cemetery backlog could have a material adverse impact on our liquidity, cash flows, and our financial results.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2016 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2016 Annual Report on Form 10-K/A and as updated in our Form 10-Q filings. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2017, we owned and operated 1,502 funeral homes and 475 cemeteries (of which 286 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand, which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

For additional information contact:
Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088
Media:	Jay Andrew - Managing Director / Corporate Communications	(713) 525-5235

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)
Revenue	$773,242	$751,396	$1,550,952	$1,500,615
Costs and expenses	(589,797)	(589,407)	(1,190,342)	(1,175,703)
Operating profit	183,445	161,989	360,610	324,912
General and administrative expenses	(40,590)	(36,849)	(83,094)	(75,753)
Gains (losses) on divestitures and impairment charges, net	753	(30,641)	5,688	(30,988)
Operating income	143,608	94,499	283,204	218,171
Interest expense	(42,083)	(39,398)	(82,719)	(82,480)
Loss on early extinguishment of debt	—	(21,898)	—	(22,479)
Other expense, net	(7)	(564)	(441)	(806)
Income before income taxes	101,518	32,639	200,044	112,406
(Provision for) benefit from income taxes	(32,956)	(16,746)	43,267	(49,059)
Net income	68,562	15,893	243,311	63,347
Net income attributable to noncontrolling interests	(81)	(273)	(128)	(282)
Net income attributable to common stockholders	$68,481	$15,620	$243,183	$63,065
Basic earnings per share:
Net income attributable to common stockholders	$0.37	$0.08	$1.29	$0.32
Basic weighted average number of shares	187,597	193,806	187,927	194,366
Diluted earnings per share:
Net income attributable to common stockholders	$0.36	$0.08	$1.26	$0.32
Diluted weighted average number of shares	192,138	196,718	192,511	197,463
Dividends declared per share	$0.15	$0.13	$0.28	$0.25

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED BALANCE SHEET

	June 30, 2017	December 31, 2016
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$224,889	$194,986
Receivables, net	72,251	98,455
Inventories	27,333	26,431
Other	30,396	34,524
Total current assets	354,869	354,396

Preneed receivables, net and trust investments	4,572,522	4,305,165
Cemetery property	1,784,585	1,776,935
Property and equipment, net	1,828,532	1,827,587
Goodwill	1,804,493	1,799,081
Deferred charges and other assets	577,720	567,520
Cemetery perpetual care trust investments	1,465,563	1,407,465
Total assets	$12,388,284	$12,038,149

LIABILITIES & EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$441,396	$439,936
Current maturities of long-term debt	70,725	89,974
Income taxes payable	12,228	7,960
Total current liabilities	524,349	537,870
Long-term debt	3,290,944	3,196,616
Deferred revenue	1,777,828	1,731,417
Deferred tax liability	442,528	454,638
Other liabilities	372,790	510,322
Deferred preneed receipts held in trust	3,308,548	3,103,796
Care trusts' corpus	1,466,313	1,408,243
Commitments and contingencies (Note 9)
Equity:
Common stock, $1 per share par value, 500,000,000 shares authorized, 197,283,056 and 195,403,644 shares issued, respectively, and 187,315,112 and 189,405,244 shares outstanding, respectively	187,315	189,405
Capital in excess of par value	958,434	990,203
Retained earnings (accumulated deficit)	28,858	(103,387)
Accumulated other comprehensive income	30,090	16,492
Total common stockholders' equity	1,204,697	1,092,713
Noncontrolling interests	287	2,534
Total equity	1,204,984	1,095,247
Total liabilities and equity	$12,388,284	$12,038,149

SERVICE CORPORATION INTERNATIONAL CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands, except share amounts)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$243,311	$63,347
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	—	22,479
Premiums paid on early extinguishment of debt	—	(20,500)
Depreciation and amortization	75,455	72,522
Amortization of intangibles	14,051	15,392
Amortization of cemetery property	30,596	27,837
Amortization of loan costs	2,881	3,004
Provision for doubtful accounts	4,544	1,854
Benefit from deferred income taxes	(153,112)	(2,856)
(Gains) losses on divestitures and impairment charges, net	(5,688)	30,988
Share-based compensation	7,645	6,574
Excess tax benefits from share-based awards	—	(4,269)
Change in assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in receivables	20,441	10,201
Increase in other assets	(6,081)	(1,572)
Increase (decrease) in payables and other liabilities	14,815	(1,169)
Effect of preneed sales production and maturities:
Increase in preneed receivables, net and trust investments	(64,860)	(45,511)
Increase in deferred revenue	36,345	50,916
Increase (decrease) in deferred receipts held in trust	3,880	(3,709)
Net cash provided by operating activities	224,223	225,528
Cash flows from investing activities:
Capital expenditures	(85,324)	(83,189)
Acquisitions	(24,044)	(52,844)
Proceeds from divestitures and sales of property and equipment	7,431	11,422
Net withdrawals of restricted funds and other	175	5,120
Net cash used in investing activities	(101,762)	(119,491)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	110,000	960,000
Debt issuance costs	—	(5,232)
Payments of debt	(17,570)	(18,835)
Early extinguishment of debt	—	(875,001)
Principal payments on capital leases	(30,419)	(16,907)
Proceeds from exercise of stock options	20,601	8,872
Excess tax benefits from share-based awards	—	4,269
Purchase of Company common stock	(120,064)	(81,477)
Payments of dividends	(52,529)	(48,506)
Purchase of noncontrolling interest	(4,580)	(42)
Bank overdrafts and other	(2,065)	(1,424)
Net cash used in financing activities	(96,626)	(74,283)
Effect of foreign currency on cash and cash equivalents	4,068	5,435
Net increase in cash and cash equivalents	29,903	37,189
Cash and cash equivalents at beginning of period	194,986	134,599
Cash and cash equivalents at end of period	$224,889	$171,788